Press Contact: Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Investor Relations: Melissa Kivett Senior Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com	John Egan Vice President Investor Relations Phone: 212-859-7197 Fax: 212-859-5893 john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant, Inc. Appoints Bart Schwartz as Chief Legal Officer and Secretary

New York - April 22, 2008 - Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that Bart Schwartz, 55, has joined the firm as executive vice president, chief legal officer and secretary, effective April 28, 2008. Mr. Schwartz will be responsible for Assurant's legal department and its compliance, government relations and internal audit functions. He succeeds Jerome A. Atkinson, 58, Assurant's executive vice president and chief compliance officer, who will work to transition his responsibilities prior to his retirement from Assurant on July 1. Earlier this month, Katherine Greenzang, senior vice president, general counsel and secretary of Assurant had announced her intention to leave to spend more time with her family and will provide assistance with the transition.

Mr. Schwartz has practiced law for 30 years with leading law firms and major public companies. Most recently, he served as chief corporate governance officer, corporate secretary and chief securities counsel at The Bank of New York, where he played an important role in legal matters related to The Bank of New York's merger with Mellon Financial Corporation. Previously, Mr. Schwartz was deputy general counsel and corporate secretary of Marsh & McLennan Companies in New York, where he was responsible for all corporate legal affairs of the parent company, including corporate governance, securities law compliance and reporting and corporate transactions, and for employment law, executive compensation and employee benefits matters.

Robert B. Pollock, Assurant's president and chief executive officer said: "We are delighted to welcome Bart to Assurant. He is a seasoned legal professional with broad expertise in corporate governance and in public company legal and regulatory issues in the insurance and financial services industries. We look forward to his contributions as we continue to execute on our diversified specialty insurance strategy."

Mr. Pollock continued: "Jerome has been a valued member of our management team and has shown great dedication to Assurant and its growth over his two-decade tenure. We wish him all the best in his retirement. And after fourteen years of strong contributions to Assurant's success, we wish Katherine and her family all the best as she transitions to a new role at home."

Mr. Schwartz said: "I look forward to joining Assurant. As a leading specialty insurer, Assurant is a highly regarded name in the insurance industry. I am excited about the opportunity to work with my new colleagues to contribute to the firm's continued success."

Mr. Schwartz's previous legal experience includes serving as senior vice president and general counsel of The MONY Group, acting as strategic and legal advisor through critical stages in the company's history, including its sale to AXA Financial. Before that, he had served as senior vice president and general counsel of Willis Corroon Corporation (now Willis Group Holdings). Mr. Schwartz began his legal career as an associate at Debevoise & Plimpton and later at Skadden, Arps, Slate Meagher & Flom.

Mr. Schwartz earned a Bachelor of Arts degree from Antioch College, a Juris Doctor degree from the University of Southern California and a Master of Business Administration degree from Vanderbilt University. He has published books and articles on corporate governance, securities law, and insurance issues, and is a member of the board of directors of the Association of Corporate Counsel.

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses -- Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has more than 13,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com